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                                                                     Exhibit 5.1


                        Squire, Sanders & Dempsey L.L.P.
                             Two Renaissance Square
                       40 North Central Avenue, Suite 2700
                           Phoenix, Arizona 85004-4498


                                                                    June 5, 2001

National Scientific Corporation
4455 East Camelback Road
Suite E-160
Phoenix, Arizona 85018

            Re: National Scientific Corporation
                Registration Statement on Form SB-2

Gentlemen:

This firm has acted as counsel for National Scientific Corporation, a Texas corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form SB-2 (the "Registration Statement"). The Registration Statement relates to the registration of $24 million of shares of the Company's common stock to be sold pursuant to the terms of a Common Stock Purchase Agreement entered into by the Company and Coriander Enterprises Limited (the "Purchase Agreement") and the registration for resale of 824,402 shares of common stock underlying warrants issued in connection with the Purchase Agreement (collectively, the "Shares").

As such counsel, we have examined the Registration Statement and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us and conformed or photocopies.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement, and to any amendment or supplement thereto.


                                          Very truly yours,

                                          Squire, Sanders & Dempsey L.L.P.

                                          /s/ Squire, Sanders & Dempsey L.L.P.